Exhibit 99.1

ASHOK N. BAKHRU JOINS

APOLLO INVESTMENT CORPORATION’S BOARD OF DIRECTORS

New York, N.Y. – October 16, 2008 – Apollo Investment Corporation (NASDAQ: AINV) announced today that Ashok N. Bakhru has been appointed to serve on Apollo Investment Corporation’s Board of Directors (“Board”) effective immediately. Mr. Bakhru will also serve as a member of the Nominating and Corporate Governance Committee and the Audit Committee of the Board.

Mr. Bakhru currently serves as the Chairman of the Board of the Goldman Sachs Group of Mutual Funds and Chairman of the Board of the Goldman Sachs Fund of Funds. Previously Mr. Bakhru was the Chief Financial Officer and Chief Administrative Officer of Coty Inc. in New York City. Prior to that he served at Scott Paper Company in Philadelphia, where he held several senior management positions including Senior Vice President and Financial Officer roles. Mr. Bakhru has been actively involved with Cornell University, having served on its Council and Administrative Board over the past several years. He also currently serves on the board of the Institute for Higher Education Policy in Washington DC.

“We are pleased to have Ashok Bakhru join our Board,” said John Hannan, Chairman and Chief Executive Officer of Apollo Investment Corporation. “We look forward to working with him and benefiting from his business experiences and judgment.”

With this new addition, the Board of Directors now has seven members, six of whom are independent.

About Apollo Investment Corporation

Apollo Investment Corporation, or the Company, is a closed-end investment company that has elected to be treated as a business development company under the Investment Company Act of 1940. The Company’s portfolio is principally invested in middle-market private companies. The Company invests primarily in mezzanine and senior secured loans and equity of portfolio companies in furtherance of its business plan. From time to time, the Company invests in public companies. Apollo Investment Corporation is managed by Apollo Investment Management, L.P., an affiliate of Apollo Management, L.P., a leading private equity investor.

Forward-Looking Statements

Statements included herein may constitute “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are not guarantees of future performance or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in our filings with the Securities and Exchange Commission. The Company undertakes no duty to update any forward-looking statements made herein.

CONTACT: Richard L. Peteka of Apollo Investment Corporation, (212) 515-3488.